Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Anne M. Warde
Corporate Communications
(714) 773-7655
amwarde@beckman.com

Jeanie Herbert
Investor Relations
(714) 773-7620

Beckman Coulter Elects Crescent Healthcare Executive to Board of Directors

FULLERTON, Calif. — (December 8, 2005) — Beckman Coulter, Inc. (NYSE:BEC) today announced that Robert G. Funari, chairman and chief executive officer of Crescent Healthcare, has been elected to Beckman Coulter’s board of directors.   Bringing the total number of directors to eleven, Funari replaces Ron Dollens, who retired from the Beckman Coulter board in April 2005.

“Bob is an experienced healthcare executive with broad experience in both services and medical devices.  He has an outstanding record of meeting goals and delivering value for shareholders,” said Betty Woods, chairman of Beckman Coulter’s board of directors.  “His strong financial and operational skills and his depth of experience in medical devices and diagnostics will be of great value to our board.”

Since 2004, Funari has served as chairman and CEO of Crescent Healthcare, a private equity-backed provider of specialized drug infusions services.  Prior to that, he served as president and chief executive officer of Syncor International, a billion dollar provider of specialized pharmacy services.  In addition, Funari spent more than 18 years in a broad range of leadership positions at Baxter International.

Funari holds a Master of Business Administration from Harvard Business School and a Bachelor of Science in Mechanical Engineering from Cornell University.  He serves on the board of First Consulting Group and also Pope & Talbot, Inc.  He is chairman of Bay Cities National Bank.

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Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum — from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing — Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com.

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